EXHIBIT 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR IMMEDIATE RELEASE
Date: May 21, 2007
Double Eagle Petroleum Announces July Commencement of Atlantic Rim
Development Drilling
EIS Record of Decision Published May 21, 2007
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today that the record of decision on the Atlantic Rim Environmental Impact Statement was published in the Federal Register on Monday, May 21, 2007. This will allow Double Eagle to begin a development drilling program of up to 268 wells in the Catalina Unit, for which it is operator. During 2002 and 2003, the Company drilled 14 successful coal bed natural gas wells, which were producing 5.1 MMcf per day as of May 21, 2007, in the Catalina Unit.
Two drilling rigs have been contracted, and work on the first development well is expected to commence July 15. We anticipate drilling 34 development wells and three injection wells in 2007. Winter grazing will shut down a minor amount of the work beginning November 15, but it is anticipated that ten wells will be brought on line in the fall and we hope to have the additional 24 wells on line in February 2008. Double Eagle currently has a 100% working interest in the 14 previously drilled producing wells. As additional wells are drilled in the Catalina Unit on acreage partly or wholly owned by other parties, Double Eagle’s interest in the Unit will change. Upon completion of the 34 wells expected to be drilled in 2007, Double Eagle’s working interest will be approximately 72.8 % in the entire Catalina Unit.
It is anticipated that the Rocky Mountain Express Pipeline will have its second leg completed about the time we bring the 34 Catalina Unit wells on line. Double Eagle’s access to the second leg of this pipeline is expected to significantly increase the price for natural gas that Double Eagle will realize in Wyoming.
With the finalization of the EIS, Anadarko Petroleum Corporation and Warren Resources, Inc. have announced that in 2007 they plan to drill an additional 70 coal bed methane wells in the Sun Dog Unit, which is adjacent to and east of the Catalina Unit, and in which there are currently 12 producing wells. The drilling of these wells will result in our working interest in the Sun Dog Unit increasing from approximately 4.54% to approximately 8.32%. Anadarko and Warren also operate the Doty Mountain Unit, a coal bed methane project located six miles northeast of the Catalina Unit. Doty Mountain has 24 producing wells and an additional 22 wells awaiting hook-up. Double Eagle owns a 20.55% working interest in those wells.

Stephen H. Hollis, CEO of Double Eagle commented: “For quite some time, we have been looking forward to being able to develop this very prolific natural gas field that we discovered in 1999. The development of this resource play will keep us busy for three to five years. If the wells produce as well as the existing 14 wells have, we will increase our production significantly. The equipment has been purchased, rigs have been contracted, electric power is being brought in and all the ancillary pipe and people have been prepared to hit the ground running in July. This should be a very exciting year for Double Eagle and its shareholders.”
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming, as well as the Christmas Meadows Prospect in northeastern Utah.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.

Company Contact:
John Campbell	Steve Hollis, President
(303) 794-8445	(307) 237-9330
www.dble.us